EXHIBIT 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of The Southern Banc Company, Inc.

We consent to the incorporation by reference in the registration statement No. 333-3546 on Form S-8 of The Southern Banc Company, Inc. of our report dated August 12, 2005 with respect to the consolidated statement of financial condition of The Southern Banc Company, Inc. as of June 30, 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, which report appears in the June 30, 2005 annual report on Form 10-KSB of The Southern Banc Company, Inc.

/s/ Barfield, Murphy, Shank & Smith, P.C.

Birmingham, Alabama
September 27, 2005